Brad Fluegel Joins Fitbit, Inc.’s Board of Directors

Retired Walgreens executive brings deep healthcare industry expertise to Fitbit, further bolstering the company’s digital health leadership

SAN FRANCISCO, CA - March 6, 2018 - Fitbit, Inc. (NYSE: FIT) today announced that Brad Fluegel has joined the Fitbit, Inc. board of directors. Fluegel recently retired as Senior Vice President, Chief Healthcare Commercial Market Development Officer for Walgreens.

Mr. Fluegel joined Walgreens in October 2012 after holding senior leadership roles at Anthem, Aetna and United Health Group. A seasoned healthcare executive, he also served as executive in residence at Health Evolution Partners. Prior to that, he was executive vice president and chief strategy and external affairs officer of Anthem, one of the largest health benefits companies in the U.S., where he was responsible for long-term strategic planning, international expansion and new business ventures, among other roles.

“Brad brings extensive experience that will be invaluable as we continue to integrate more deeply into the healthcare system. This includes his work with some of the nation’s largest health insurers along with driving long term growth strategies within the healthcare industry at large,” said James Park, co-founder and CEO of Fitbit. “We welcome his insights and leadership as we expand and scale our healthcare offerings.”

Prior to Anthem, Fluegel was senior vice president of national accounts and vice president, enterprise strategy at Aetna, Inc. In this role, he was responsible for developing and executing on strategies that expanded Aetna’s position as a leader in the large employer market.

“As a leading brand with one of the largest databases of exercise, activity and sleep data as well as an engaged community of millions of users around the world, Fitbit is uniquely positioned to take what it has built and apply it to the healthcare industry, helping support better delivery of care,” said Fluegel. “I look forward to working with Fitbit’s leadership team as the company continues to make its vision to make the world healthier a reality.”

Mr. Fluegel joined effective March 4, 2018.

About Fitbit, Inc. (NYSE: FIT)
Fitbit helps people lead healthier, more active lives by empowering them with data, inspiration and guidance to reach their goals. As the leading global wearables brand, Fitbit designs products and experiences that track and provide motivation for everyday health and fitness. Fitbit’s diverse line of innovative and popular products include Fitbit Blaze®, Fitbit Charge 2®, Fitbit Alta HR™, Fitbit Alta®,  Fitbit Flex 2®, and Fitbit Zip® activity trackers, as well as the Fitbit Ionic™ smartwatch, Fitbit Flyer™ wireless headphones and Fitbit Aria 2™ Wi-Fi Smart Scales. Fitbit products are carried in over 45,000 retail stores and in 86 countries around the globe. Powered by one of the world’s largest social fitness networks and databases of health and fitness data, the Fitbit platform delivers personalized experiences, insights and guidance through leading software and interactive tools, including the Fitbit and Fitbit Coach apps, and the Fitbit OS for smartwatches. Fitbit Health Solutions develops health and wellness solutions designed to help increase engagement, improve health outcomes, and drive a positive return for employers, health plans and health systems.

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Media Contact:
Jen Ralls
PR@fitbit.com
415-941-0037